Exhibit 10.28

Commercial Partnership Agreement

COMMERCIAL PARTNERSHIP AGREEMENT

BETWEEN THE UNDERSIGNED

The company CDISCOUNT,

A French Public limited company (Société anonyme) with capital of 5,162,154.62 euros,

Having its registered office at 120-126 Quai de Bacalan, 33000 Bordeaux,

Registered with the trade and companies register of Bordeaux under number

424 059 822,

Represented by Emmanuel GRENIER,

Hereinafter referred to as “DCF”,

PARTY OF THE FIRST PART

AND

The company DISTRIBUTION CASINO FRANCE,

A French simplified joint-stock company (Société par actions simplifié) with capital of 106,394,590 euros,

Having its registered office at 1 Esplanade de France, 420000 SAINT ETIENNE,

Registered in the register of trade and companies of SAINT ETIENNE under number

428,268,023,

Represented by Mr. Gérard WALTER,

Hereinafter referred to as “DCF”,

PARTY OF THE SECOND PART

CD and DCF are hereinafter designated individually as “the Party” and collectively as “the Parties”.

PREAMBLE

CD and DCF are both companies placed under the direct or indirect control of the company Casino, Guichard-Perrachon, and are thus two entities of the Casino group.

CD is a leading player in the remote sales market and more precisely online commerce. Essentially active and recognized in the sector of non-food consumer product sales, for which it has significant purchasing power.

DCF has a recognized business activity in general food products and as such supplies many stores under the Casino banner. DCF has acquired a certain competency in the sales of products it provides either itself or by listed suppliers and is able to provide specific services as a result of its experience in the management and sales of such products that allow it to offer its customers competitive rate conditions and high performance service.

DCF wishes to grow in the segment of non-food products.

                                                CONFIDENTIAL

ARTICLE 1 — OBJECT

This agreement defines the conditions in which CD will supply DCF with National brand or Distributor brand products.

ARTICLE 2 — CONDITIONS OF PRODUCT PROVISION, QUALITY AND CONFORMITY

2.1                               Conditions of provision

DCF is free to provision itself or not from CD. In this regard DCF does not grant any guarantee of purchase volume or maintenance of purchase volume to CD throughout this agreement.

DCF remains free to set its sales and rate policy in respect of applicable laws.

The prices of the products provisioned by CD to DCF, referred to as “ISP” or “Internal Sales Prices”, are those set in the purchase order established between the Parties at the time of each product order. This point may be jointly revised during the contractual period according to changes in the market and the role of each of the Parties.

2.2.                            Compliance

CD shall comply with all applicable French and European legal and regulatory provisions, standards and usages and International Conventions pertaining to its products related to consumer information, health, safety and protection, environmental protection, safety, compliance and traceability of the products as well as with economic regulations and competition law.

As such, CD shall adhere to the obligation to report in the event that a product marketed presents risks of incompatibility with the general obligation for safety and as such will immediately apply the product withdrawal/recall procedure established by DCF that is provided on simple request to DCF.

2.3                               Recall/Withdrawal/Claim

Product withdrawals and/or recalls may be invoiced to CD as services of withdrawal and/or recall, isolation of the products concerned and, if applicable, consumer information, direct and personal and/or on the website and/or at the place of sale. In addition to a lump sum amount, depending on the number of customers to contact or products in question to isolate, provided in advance to CD, this latter may request reimbursement of the value of the merchandise concerned by the withdrawal and/or recall and the amount of any related destruction fees that will be invoiced to it at the real price.

Customer claims will be provided to CD that agrees to provide to DCF, within the requested time, the technical or other explanations related to the origin and the causes of the problems caused by the disputed products and the measures to take to provide remedy thereto.

2.4                               Traceability

In compliance with EC Regulation 178/2002 of 28/01/2002 on the traceability of food products and the recommendations issued by GS1 jointly prepared by manufacturers and distributors, DCF requests of CD:

• reliable and timely execution in sending Shipping Notices: information on the details of the loads delivered (products, expiration date/optimal expiration date, lot no., etc) received before the physical delivery of the products.

• to visibly stamp on two adjacent locations on each pallet a logistical label (GS1 format). In addition when there is one expiration date per product for a given shipment unit, that expiration date must be shown on the logistical label placed on that shipping unit. In all cases, expiration dates for products contained in a shipping unit must appear in the Notice of Shipment provided by CD in advance of the physical delivery.

• to mention the expiration dates or the optimal expiration dates on the Delivery Slip.

• to respect the obligation to report mentioned in the above rule and the procedures for withdrawal and recall related thereto.

CD shall ensure that DCF can demonstrate at any time that the products purchased from it are in compliance with the European REACH Regulation 1907/2006 (Registration, Evaluation, Authorization (and restrictions) of Chemical Substances) concerning the management of chemical substances as part of human health and the environment.

As such, CD guarantees that the substances composing its products were pre-registered, registered and properly notified and at the products that it provides can be legitimately marketed.

In the case of a consumer request, CD shall be able to respond concerning the presence in its products of substances on the “candidate list” of said Regulation. In compliance with this latter, in the case of a product that contain a relevant substance in a concentration greater than 0.1% by mass, CD shall provide, within forty-five (45) days following the receipt of the consumer request, information adequate to allow the use of said product in complete safety.

As part of the provision of products of organic agriculture, CD shall, in compliance with applicable legal provisions, mention on its sales invoices the corresponding guarantees, i.e.: the words “products of organic agriculture” as well as the name and contact information of the certifying agency responsible for the certification of the product. It shall provide, within fifteen (15) days of a request made in this meaning by DCF, the relevant currently-valid organic certificate’s and/or licenses. Any withdrawal of a license and/or certificate must be provided immediately to DCF.

2.5                               Intellectual and industrial property rights

CD shall respect intellectual and industrial property rights, and ensure that its products do not infringe upon the rights of third parties.

CD moreover guarantees that its products may be freely marketed.

In the case that CD would simply be holding license rights on the listed products, it shall specify the date when they were obtained, the duration and the territory.

In the case that DCF would be subject to legal actions or formal complaints, CD shall take back at its costs the disputed products and assume the full liability for the consequences and damages relating thereto.

CD shall take charge of all fees and costs related to procedures that could arise with respect to DCF.

2.6                               Imports

When CD acts as a direct importer only for products the specifications of which it has defined, it shall be responsible for the traceability of the products ordered by DCF for marketing on the interior market in compliance with applicable regulations, with the understanding that:

• the products or merchandise shall be insured by the Casino group as part of the general “all risk importation” insurance policy when the Incoterm used confers the insurance to the importer;

• orders shall be considered as firm and final according to a criterion that must be mutually agreed upon;

• deliveries of merchandise to warehouses shall be invoiced by CD on the basis of a price “Delivered Duty Paid” to warehouse, transparently integrating all direct or indirect costs related to the import operation in question, known at the time of the order.

ARTICLE 3 — DURATION - TERMINATION

This agreement is entered into for a duration of 10 years starting from 1 June 2014.

At least 24 months before the expiration of this agreement, unless one Party shows its intention to not pursue contractual relations after the end of this agreement, by certified letter with acknowledgement of receipt, the duration of the Agreement will be automatically extended for successive periods of the same duration.

In the case of total or partial in execution of its obligations by one of the Parties, the other Party may automatically terminate the Agreement, without compensation or advance notice, following formal notice that remains unanswered for 30 days.

This agreement may just be automatically terminated following formal notice that remains unanswered for 30 days, in the following cases:

• in the case of a breach by one Party or the other of its obligations,

• in the case of a change of control, in the meaning of Article L 233-16 of the French Commercial Code, of one of the Parties,

• in the case of insolvency or liquidation procedures affecting one of the Parties, subject to the mandatory provisions of the Law.

The non-defaulting Party also reserves the right to seek legitimate damages and interest through legal means.

ARTICLE 4 — INVOICING AND PAYMENT

4.1.

The products delivered shall be paid for by DCF to CD within 50 days end of month from the date of issue of the invoice.

Due payments shall be made by transfer on the date when the due date occurs.

ARTICLE 5 — ADHERENCE TO REGULATIONS

The Parties are responsible for ensuring their own adherence to the laws and regulations established by competent authorities.

The Parties will adhere to and ensure that their employees adhere to the laws and regulations, in particular those relating to health and social matters, safety and hygiene, traceability, advertising and competition.

Each of the Parties shall immediately provide, when requested by the other Party, any documents that enables it to demonstrate at any time, that its activities are compliant.

In the event that one Party is accused of a breach of the other Party’s legal obligations, that other Party shall release and hold harmless the accused Party.

ARTICLE 6 — INSURANCE

Each Party must subscribe for adequate amounts of necessary insurance coverage from reputably solvent companies to cover it for the liabilities it incurs in the execution of this agreement and shall present the corresponding insurance certificates prior to signing this agreement and/or at any request by the other Party.

The insurance certificates provided pursuant to this article shall show the covered amounts and the corresponding contents.

Each Party shall inform the other Party of any change, suspension of coverage, or termination of the insurance policies when notified by the insurance company and shall take any necessary measures to maintain the same kind of insurance coverage for the duration of this agreement.

These insurance obligations do not in any case release the Parties from their liabilities as defined in this agreement; the Parties remain liable for damages that would be imputable to them or to their service providers and for which the financial consequences would not be, in all or in part, covered by the insurance policies.

ARTICLE 7 — CONTRACT TRANSMISSION

This agreement is entered into in consideration of the current capital holding of the Parties and in particular that they are both under the control of the company Casino Guichard-Perrachon.

Consequently, neither Party can sell or transfer, either for compensation or free of charge, the benefits or the rights that the Agreement gives it unless there is a prior written agreement from the other Party.

Each of the Parties shall in all circumstances notify concerned third parties of the existence of this article and the restrictions that it contains.

ARTICLE 8 — CONFIDENTIALITY

The Parties are prohibited from disclosing this agreement and its content to any third party, except to their advisers who are held to professional secrecy, to public authorities, both national and of the community, to which this transmission would be necessary by virtue of a mandatory legal or regulatory provision or in order to force the other Party to execute its commitments due to its refusal to act or its in execution.

The Parties agree to the strictly confidential nature of any kind of information exchanged between them, whether in the pre-contractual, contractual or post contractual period, and generally as part of their commercial relationship.

Consequently, the Parties formally prohibit each other from distributing to whomsoever, except in the cases and conditions stipulated in the first paragraph of this article, whether it be during their contractual relations or upon expiration for whatever reason, any information concerning them whether it be organizational, commercial or financial of which they may have knowledge.

The documents provided by one Party for the needs of the execution of the Agreement shall remain the exclusive property of that Party and must be able to be returned when the contract ends, for whatever reason.

In any event, the information of which the other Party will have knowledge shall be used exclusively for the needs of the execution of this agreement.

Moreover, all of the deeds and agreements that shall be formalized between the Parties will also be considered strictly confidential.

The Parties agree to ensure that all of their workers, service providers and generally all persons working in the execution of the Agreement adhere to these provisions.

To do this, the Parties shall take any and all precautions to prevent any risk of disclosure of said information.

This clause will continue to apply for a period of five years after the end of the contract, for whatever reason.

ARTICLE 9 - PRIMACY

The Agreement and its Annexes are the result of commercial negotiations carried out freely and in good faith between the Parties. It thus expresses the Agreement of the Parties and takes precedence over all other negotiations, accords, contracts and documents with the same purpose that existed prior to its signature.

No document exchanged during the negotiations can be used to justify that the Parties are committed by obligations not expressly contained and formalised by the Agreement; no obligation shown in the Agreement can be supplemented or, a fortiori, contradicted by a document exchanged during the execution of the Agreement, in particular and without limitation the invoices, sales documents, letters and e-mail.

No indication or document can create obligations not included in the Agreement if they are not covered by an amendment signed by the Parties even though they may have been provided prior to or following the signature of the Agreement.

ARTICLE 10 — WAIVER

Failure to enforce a right or a condition in this agreement will not be considered as a waiver of that right or that condition.

Such a waiver will only be valid when it is expressed in writing and signed by a person who is duly authorised for such purpose.

ARTICLE 11 — GENERAL PROVISIONS

The nullity or inadmissibility of one are more stipulations in this agreement will not affect the validity of the other stipulations of the Agreement, and the Agreement can continue to be executed, unless such a nullity or inadmissibility has a material impact on this agreement.

In the event that one of the stipulations in this agreement would be declared void, the Parties agree to negotiate in good faith another stipulation that is compliant with legal and regulatory requirements.

ARTICLE 12 — NOTIFICATION

All notifications that would be reciprocally made and validly carried out by single registered letter with acknowledgement of receipt and, in the case of an emergency, preceded by an e-mail or a fax or, in the case of an interruption of postal service, by any means possible, all periods running either from the day of delivery of said letter or of its first presentation as shown by the postal stamp, or from the day of remittance of the notice delivered by another means.

The periods shall be counted in compliance with the provisions of Articles 640 et seq. of the French Code of Civil Procedure.

All notices relating to this agreement shall be validly sent to the addresses shown below, unless there has been a prior notified change:

For CD

Cdiscount

120-126 Quai de Bacalan, 33000 Bordeaux

Attention: Mr

Copy: Legal Department

For DCF

DCF Distribution

1 Esplanade de France, 420000 Saint Etienne

Attention: Mr

Copy: Legal Department

ARTICLE 13 — APPLICABLE LAW — JURISDICTION

The Parties expressly agree that their relations shall be governed by French law.

In the case of disagreements rising on the validity, the interpretation and the execution of this agreement or following its termination, for whatever reason, the Parties agree to submit all disputes that cannot first be amicably resolved to a court of arbitration that alone will have jurisdiction.

When one Party sends notice of the use of arbitration or when the other Party sends its response to the notice, it shall be considered as a compromise in the terms of this clause.

The court shall be constituted as follows:

1- The Party that wishes to pursue arbitration will send to the other Party a notice by certified mail with proof of receipt, indicating the object of the dispute and its desire to use, either a single arbitrator or three arbitrators, in which case the notifying Party will indicate the name of the one of the three arbitrators that it has chosen.

2- The notified Party will reply by certified letter with acknowledgement of receipt, either by accepting the use of the single arbitrator proposed by the notifying Party, or by indicating the name of the one of the three arbitrators that it has chosen.

3- If the notified Party does not reply within 15 days after presentation of the notice or if the two Parties do not agree on the name of a single arbitrator within 15 days of the presentation of the reply to the notice, or when the two arbitrators chosen do not agree within 15 days of their appointment on the name of the third arbitrator, the most diligent Party may request to appoint the single arbitrator, the second arbitrator or the third arbitrator, as the case may be, as ordered by the Presiding Judge of the Commercial Court of Paris that alone has jurisdiction.

The arbitration compromise must be drafted and signed at the latest within 30 days of the designation of the third arbitrator: when lacking, the provisions of the New Code of Civil Procedure (Nouveau Code de Procédure Civile) will apply.

The arbitration court will be seated in Paris and will rule on the case.

The judgement cannot be appealed nor opposed.

Made in two originals, one for each Party, on 19 May 2014.

For Cdiscount	For DCF

First name, Last name:	First name, Last name:
Emmanuel Grenier	Gérard Walter
Title:	Title:
Chairman and Chief Executive Officer	Chief Executive Officer
[Signature]	[Signature]